UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

AXS-ONE INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13591 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070
(Address of principal executive offices, including zip code)

(201) 935-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02. Unregistered Sales of Equity Securities

On May 29, 2007, AXS-One Inc. (“AXS-One” or the “Company”) entered into a Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which it sold and issued an aggregate of $5,000,000 of convertible notes consisting of (i) $2,500,000 of Series A 6% Secured Convertible Promissory Notes due May 29, 2009 and (ii) $2,500,000 of Series B 6% Secured Convertible Promissory Notes due May 29, 2009, together with warrants to purchase an aggregate of 2,000,000 shares of common stock of AXS-One. Net proceeds to AXS-One after transaction expenses were approximately $4.9 million. The notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to three accredited investors.

The Series A notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The Series B notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $2.50 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the noteholders has been subordinated to the security interest of Silicon Valley Bank, AXS-One’s current senior lender. Each series of notes may be converted at the option of the noteholder at any time prior to maturity.

Each noteholder received a warrant to purchase a number of shares of AXS-One common stock equal to 40% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time through May 29, 2014.

In connection with its sale and issuance of notes and warrants, AXS-One agreed to grant BlueLine Capital, LLC the right to designate one individual to serve on the Board of Directors of AXS-One while the notes are outstanding, and also granted registration rights with respect to the shares of common stock of AXS-One underlying the notes and warrants.

The proceeds from this financing will fund AXS-One’s operations.

The foregoing description of the financing transaction does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, consisting of the Purchase Agreement, Investor Rights Agreement, form of Series A Note, form of Series B Note, form of Warrant, Security Agreement and Subordination Agreement, copies of which are filed as Exhibits 10.1 through 10.7 hereto, respectively, and are incorporated herein by reference. In addition, on May 31, 2007, the Company issued the press release attached hereto as Exhibit 99.1 announcing the closing of the financing transaction referred to herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective May 29, 2007, the Company increased the size of its Board of Directors to nine members and in accordance with the terms of the Purchase Agreement filled the vacancy created thereby by appointing Timothy Bacci to the Board. Mr. Bacci is a Managing Director of BlueLine Partners. Mr. Bacci was a co-founder of Vicinity Corporation, which was acquired by

Microsoft Corporation in 2002. In addition to Vicinity, Mr. Bacci has previously served on the boards of directors of Instant802 Networks, Inc. and Syntrio, Inc.

Mr. Bacci will serve on the Board of Directors pursuant to a contractual obligation set forth in the Purchase Agreement providing that for as long as any of the notes issued pursuant to the Purchase Agreement remain outstanding, (a) BlueLine Partners, LLC shall have the right, from time to time, to designate one individual, in its sole discretion, to serve as a director of the Company (the “Purchaser Director Designee”), (b) the Company shall use its best efforts to cause the Purchaser Director Designee to be nominated and elected for service as director of the Company (the “Purchaser Board Seat”) promptly following the financing closing and at each meeting of the Company’s stockholders held for the purpose of electing directors and (c) if at any time, or from time to time, the Purchaser Board Seat is or becomes vacant for any reason prior to the next annual meeting of stockholders, the Company shall use its best efforts to cause such vacancy to be filled with a Purchaser Director Designee. The right of BlueLine Partners, LLC set forth in the Purchase Agreement is not transferable under any circumstances, whether by sale or assignment of notes or otherwise.

The Company’s Board of Directors has not yet determined on which Board committees Mr. Bacci will serve.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Convertible Note and Warrant Purchase Agreement
10.2	Investor Rights Agreement
10.3	Form of Series A Note
10.4	Form of Series B Note
10.5	Form of Warrant
10.6	Security Agreement
10.7	Subordination Agreement
99.1	Press Release dated May 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: June 1, 2007	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Executive Vice President, Chief Financial
Officer and Treasurer